EXHIBIT  99.1

FOR IMMEDIATE RELEASE
Date: July 24, 2015

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income For The Year Ended June 30, 2015

Catskill, N.Y. -- (BUSINESS WIRE) – July 24, 2015 -- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the fiscal year and quarter ended June 30, 2015.  For the year ended June 30, 2015, net income totaled $7.2 million, or $1.70 per basic and $1.69 per diluted share, representing an increase of $661,000, or 10.1%, as compared to net income of $6.5 million, or $1.55 per basic and $1.54 per diluted share, for the year ended June 30, 2014.  For the quarter ended June 30, 2015, net income totaled $1.8 million, or $0.43 per basic and diluted share, representing an increase of $266,000, or 17.1%, as compared to $1.6 million, or $0.37 per basic and diluted share, for the quarter ended June 30, 2014.

Donald E. Gibson, President and CEO, stated; “It is my pleasure to report for the seventh consecutive year Greene County Bancorp, Inc. produced record earnings.  Additionally, over the last fiscal year we completed three strategic projects which I believe position us very well for future growth. The projects included opening our new Lending Center, a new Customer Service Center, and our Kingston Branch, which is our first branch in Ulster County.”

Selected highlights for the year and quarter ended June 30, 2015 are as follows:

•	Net interest income increased $2.0 million to $23.4 million for the year ended June 30, 2015 from $21.4 million for the year ended June 30, 2014. Net interest income increased $557,000 to $6.0 million for the quarter ended June 30, 2015 from $5.4 million for the quarter ended June 30, 2014. The expansion of the net interest spread and margin, along with an increase in average loan balances, led to an increase in net interest income when comparing the years and quarters ended June 30, 2015 and 2014.
•	The change in net interest income resulted from growth in interest-earning assets when comparing the years ended June 30, 2015 and 2014. Growth in interest-earning assets was largely within loans, primarily commercial real estate mortgages and commercial loans which are generally higher yielding assets. As a result, our net interest rate spread increased 7 basis points to 3.34% for the year ended June 30, 2015 as compared to 3.27% for the year ended June 30, 2014. Net interest margin also increased 7 basis points to 3.41% for the year ended June 30, 2015 compared to 3.34% for the year ended June 30, 2014. Net interest rate spread increased 12 basis points to 3.31% for the quarter ended June 30, 2015 as compared to 3.19% for the quarter ended June 30, 2014. Net interest margin increased 13 basis points to 3.39% for the quarter ended June 30, 2015 as compared to 3.26% for the quarter ended June 30, 2014.

•	The provision for loan losses amounted to $1.6 million and $1.5 million for the years ended June 30, 2015 and 2014, respectively, and amounted to $424,000 and $391,000 for the quarters ended June 30, 2015 and 2014, respectively. The level of provision has remained relatively flat as the result of the growth in commercial real estate real estate and commercial loans, which has been offset by a continued decline in delinquencies and loans adversely classified. The allowance for loan losses to total loans receivable decreased to 1.81% as of June 30, 2015 as compared to 1.83% as of June 30, 2014.
•	Net charge-offs amounted to $833,000 and $1.1 million for the years ended June 30, 2015 and 2014, respectively, a decrease of $288,000. Net charge-offs amounted to $106,000 and $313,000 for the quarters ended June 30, 2015 and 2014, respectively.
•	Nonperforming loans amounted to $4.7 million and $6.2 million at June 30, 2015 and 2014, respectively. At June 30, 2015, nonperforming assets were 0.75% of total assets and nonperforming loans were 1.06% of net loans.
•	Noninterest income amounted to $5.6 million and $5.3 million for the year ended June 30, 2015 and 2014, respectively, an increase of $328,000. Noninterest income amounted to $1.4 million for the quarters ended June 30, 2015 and 2014, respectively, an increase of $82,000, or 6.0%. The increase was primarily the result of higher fees earned on debit cards and service charges on deposit accounts. The Company has continued to increase the number of checking accounts, which has resulted in the issuance of more debit cards to customers, and consequently a higher number of debit card transactions processed.
•	Noninterest expense increased $1.8 million, or 11.2%, to $17.9 million for the year ended June 30, 2015 as compared to $16.1 million for the year ended June 30, 2014. Noninterest expense increased $438,000, or 10.2%, to $4.7 million for the quarter ended June 30, 2015 compared to $4.3 million for the quarter ended June 30, 2014. All expense categories increased when comparing these periods.
o	The increase in salaries and employees benefits was in part due to an increase in the number of employees resulting from the opening of a new Lending Center, Customer Service Center and Kingston branch. The increase is also the result of normal increases in salaries and expenses related to various benefit plans when comparing the years ended June 30, 2015 and 2014.
o	The increase in occupancy expense and equipment and furniture expense is also the result of the opening of a new Lending Center, Customer Service Center and Kingston branch.
o	The increase in service and data processing fees were the result of higher debit card processing fees. During the year ended June 30, 2014, the Company had paid reduced fees as a result of renegotiation of the contract between the Company and its vendor. These incentives have since expired, resulting in the higher fees paid during the year ended June 30, 2015.
o	The increase in computer software, supplies and support was the result of a fee paid to one of the Company’s vendors related to the renegotiation of the contract for support services.
o	The increase in legal and professional fees was the result of implementation costs associated with the formation of the Company’s pooled captive insurance subsidiary, which was established in December 2014. This newly formed company, Greene Risk Management, Inc., was formed as a subsidiary of Greene County Bancorp, Inc. to provide additional insurance coverage for the Company and its subsidiaries related to the operations of the Company for which insurance may not be economically feasible.
o	Included in other expenses were write-downs on foreclosed real estate in the amount of $181,000 for the year ended June 30, 2015. These write-downs were the result of either obtaining updated appraisals on the properties or the acceptance of an offer to purchase the property at a value lower than the recorded fair value. These write-downs were partially offset by net gains realized on the sale of foreclosed real estate of $44,000.

•	The effective tax rate was 24.4% and 20.7% for the year and quarter ended June 30, 2015, compared to 28.0% and 27.0% for the year and quarter ended June 30, 2014. The effective tax rate has continued to decline as a result of income derived from tax exempt bonds and loans as well as continued loan growth within the Company’s real estate investment trust subsidiary. Also contributing to the lower effective income tax rate is the tax benefits derived from the Company’s pooled captive insurance company, as premium income received by the pooled captive insurance company is exempt from income taxes. The premiums paid to the pooled captive insurance company by the Company and its banking subsidiaries are tax deductible.
•	Total assets of the Company were $738.6 million at June 30, 2015 as compared to $674.2 million at June 30, 2014, an increase of $64.4 million, or 9.6%.
•	Securities available for sale and held to maturity amounted to $255.0 million, or 34.5% of assets, at June 30, 2015 as compared to $238.1 million, or 35.3% of assets, at June 30, 2014, an increase of $16.9 million, or 7.1%.
•	Net loans receivable increased $44.2 million, or 11.1%, to $443.5 million at June 30, 2015 from $399.3 million at June 30, 2014. The loan growth experienced during the year primarily consisted of $28.3 million in commercial real estate real estate loans, $8.0 million in construction loans, $441,000 in home equity loans, $228,000 in multi-family loans and $8.8 million in commercial loans, and was partially offset by a $725,000 decrease in residential mortgage loans, and an increase of $723,000 in the allowance for loan losses.
•	Total deposits increased to $622.7 million at June 30, 2015 from $589.6 million at June 30, 2014, an increase of $33.1 million, or 5.6%. The growth in deposits was primarily in checking and savings products.
•	The Company had $22.9 million of short-term borrowings and $18.8 million of long-term borrowings with the Federal Home Loan Bank at June 30, 2015 compared to $3.2 million of short term borrowings and $14.5 million of long-term borrowings at June 30, 2014.
•	Total shareholders’ equity increased $5.7 million to $66.9 million, or 9.1% of total assets, at June 30, 2015, from total equity of $61.2 million, or 9.1% of total assets, at June 30, 2014.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

	At or for the Years		At or for the Three
	Ended June 30,		Months Ended June 30,
	2015	2014	2015	2014
Dollars In thousands, except share and per share data
Interest income	$25,700	$23,788	$6,585	$6,057
Interest expense	2,302	2,387	598	627
Net interest income	23,398	21,401	5,987	5,430
Provision for loan losses	1,556	1,500	424	391
Noninterest income	5,608	5,280	1,448	1,366
Noninterest expense	17,943	16,116	4,716	4,278
Income before taxes	9,507	9,065	2,295	2,127
Tax provision	2,318	2,537	476	574
Net Income	$7,189	$6,528	$1,819	$1,553

Basic EPS	$1.70	$1.55	$0.43	$0.37
Weighted average shares outstanding	4,218,671	4,205,945	4,222,357	4,213,757

Diluted EPS	$1.69	$1.54	$0.43	$0.37
Weighted average diluted shares outstanding	4,248,687	4,241,256	4,250,560	4,245,907

Dividends declared per share [3]	$0.72	$0.70	$0.18	$0.175

Selected Financial Ratios
Return on average assets[1]	1.02%	0.99%	1.00%	0.91%
Return on average equity[1]	11.19%	11.18%	10.96%	10.27%
Net interest rate spread[1]	3.34%	3.27%	3.31%	3.19%
Net interest margin[1]	3.41%	3.34%	3.39%	3.26%
Efficiency ratio[2]	61.86%	60.40%	63.43%	62.95%
Non-performing assets to total assets	0.75%	0.98%
Non-performing loans to net loans	1.06%	1.54%
Allowance for loan losses to non-performing loans	173.53%	120.34%
Allowance for loan losses to total loans	1.81%	1.83%
Shareholders’ equity to total assets	9.06%	9.08%
Dividend payout ratio[3]	42.35%	45.16%
Actual dividends paid to net income[4]	25.01%	20.45%
Book value per share	$15.85	$14.52

1 Ratios are annualized when necessary.
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.6% of the Company’s shares outstanding.
4 Dividends paid divided by net income.  Greene County Bancorp, MHC waived its right to receive dividends each quarter during the fiscal years ended June 30, 2015 and 2014 with the exception of the quarter ended March 31, 2015.  Dividends were paid to the MHC during the quarter ended March 31, 2015 to provide liquidity based on the MHC’s cash flow requirements.

	As of June 30, 2015	As of June 30, 2014
(Dollars In thousands)
Assets
Total cash and cash equivalents	$15,538	$13,809
Long term certificate of deposit	1,230	250
Securities- available for sale, at fair value	86,034	56,151
Securities- held to maturity, at amortized cost	169,000	181,946
Federal Home Loan Bank stock, at cost	2,494	1,561

Gross loans receivable	450,755	405,841
Less: Allowance for loan losses	(8,142)	(7,419)
Unearned origination fees and costs, net	883	887
Net loans receivable	443,496	399,309

Premises and equipment	14,515	14,307
Accrued interest receivable	3,026	2,710
Foreclosed real estate	847	473
Prepaid expenses and other assets	2,467	3,645
Total assets	$738,647	$674,161

Liabilities and shareholders’ equity
Noninterest bearing deposits	$73,359	$67,446
Interest bearing deposits	549,358	522,128
Total deposits	622,717	589,574

Borrowings from FHLB, short term	22,900	3,150
Borrowings from FHLB, long term	18,800	14,500
Accrued expenses and other liabilities	7,310	5,737
Total liabilities	671,727	612,961
Total shareholders’ equity	66,920	61,200
Total liabilities and shareholders’ equity	$738,647	$674,161
Common shares outstanding	4,222,357	4,213,757
Treasury shares	83,313	91,913